**INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT**

This **INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT** ("Agreement") is dated as of the 3rd day of August, 2010 ("Effective Date") by and between Anthony H. Otto, an individual doing business as dba Dynamic DeZigns ("Assignor"), and Eclipse Identity Recognition Corporation, a Delaware corporation ("Assignee") (each a "Party," collectively, the "Parties").

**WHEREAS,** Assignor is the owner of the entire right, title and interest in and to certain Intellectual Property (as defined below) that is identified on Exhibit A attached hereto;

**WHEREAS**, Assignor has offered to purchase 2,400,000 shares of Assignee's common stock in exchange for the assignment of the Intellectual Property; and

**WHEREAS**, Assignor desires to assign to Assignee, and Assignee desires to receive from Assignor, all of Assignors' right, title and interest in and to the Intellectual Property.

**NOW, THEREFORE**, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, it is agreed by and between the Parties as follows:

**1. Definitions**

1.1 "**Intellectual Property**" means: (i) all rights in patents, patent applications and patentable subject matter, whether or not the subject of any application; (ii) trademarks, service marks, trade names, trade dress, logos, slogans, tag lines, domain names, internet keywords, social networking and other online identifiers, and other designators of origin (all whether registered or not); (iii) software, whether in object code, source code or other form; (iv) copyright applications, registered copyrighted works and unregistered copyrightable works (including without limitation, proprietary software, books, written materials, prerecorded video or audio recordings, and other copyrightable works); (v) trade secrets; (vi) know-how; (vii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract or agreement, license or otherwise currently owned by, licensed to or otherwise controlled by the Assignor or used in, or developed for use in, its business as now conducted or proposed by the Assignor to be conducted, without taking into account the transactions contemplated hereby; and (viii) all claims against any person for past, present, or future infringement of the items enumerated in (i) through (vii) above, and all rights to payment with respect to any cause of action affecting or relating to such items.

**2. Assignment**

2.1 In consideration of the issuance of 2,400,000 shares of Assignee's common stock to Assignor, Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to its Intellectual Property, including the rights identified in attached **Exhibit A**. Assignor further assigns to Assignee, and Assignee hereby assumes, all of Assignor's liabilities under or in respect of Intellectual Property matters resulting from Assignor's use of its Intellectual Property.

2.2 With respect to the trademarks assigned under this Agreement, the interest assigned includes all goodwill associated with Assignor's use of the trademarks.

2.3 Assignor shall, upon request of Assignee, provide Assignee with documents identifying and/or substantiating Assignor's use and ownership of the Intellectual Property it transfers hereunder.

**3. Warranty; Limitation of Liability**

3.1 Assistance. Assignor agrees not to take any action inconsistent with Assignee's ownership of the Intellectual Property and further agrees to provide, at Assignee's reasonable expense, any commercially reasonable assistance to Assignee, which Assignee deems necessary to establish and preserve Assignee's exclusive rights in and to the Intellectual Property.

3.2 Warranty. Assignor represents and warrants that (i) he has good and valid title to the Intellectual Property, to the best of his knowledge, free and clear of all liens, encumbrances and restrictions; (ii) no agreement he has or will have with any other party will conflict with the terms of this Agreement or prevent Assignor's performance of any of its obligations hereunder; (iii) his performance hereunder will not violate any other agreement, whether oral or written, to which he is a party; and (iv) he has complied and will comply with all applicable laws and regulations regarding the Intellectual Property and his performance hereunder. **ASSIGNOR MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE INTELLECTUAL PROPERTY OR ANY OTHER WARRANTY OTHER THAN AS EXPLICITLY STATED HEREIN.**

3.3 Limitation of Liability. **IN NO EVENT SHALL ASSIGNOR BE LIABLE TO ASSIGNEE OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE OR OTHERWISE) ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, THE VALIDITY OF THE ASSIGNMENT, OR THE USE OF THE INTELLECTUAL PROPERTY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.**

**4. Miscellaneous**

4.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the Parties hereto.

4.2 Confidentiality. The Parties shall keep the terms of this Agreement and all Exhibits hereto confidential except: (i) upon receipt of the non-disclosing party's prior written consent; (ii) where disclosure is required by law, provided the non-disclosing party has been given sufficient notice prior to such disclosure so as to allow the non-disclosing party a reasonable opportunity to seek any available legal safeguards against the release of the information; and (iii) where the information in question has become publicly known without breach of this Agreement. The Parties may, without breaching this paragraph, disclose information concerning this Agreement to their attorneys, accountants, financial advisors and employees with a need to know the information.

4.3 Notices. All notices and other communications hereunder shall be in writing to the address listed below and shall be deemed to have been duly given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile, telecopy or other electronic transmission device; provided, however, that if receipt is confirmed after normal

business hours of the recipient, notice shall be deemed to have been given on the next business day, (c) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (d) three business days after being sent by registered or certified mail.

If to Assignor:

If to Assignee:

4.4 Governing Law. Any claim, controversy, or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof.

4.5 Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement. The Parties hereto are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement, and there shall be no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

4.6 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

4.7 No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any Party other than the parties hereto.

4.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 4.9, provided that receipt of copies of such counterparts is confirmed.

**IN WITNESS WHEREOF**, the Parties hereto have signed this Agreement effective as of the Effective Date.

***ANTHONY H. OTTO (Assignor)***

Signed: ______________________

***ECLIPSE IDENTITY RECOGNITION TECHNOLOGIES CORP. (Assignee)***

Signed: ______________________

Name: Stephan D Miller

Title: President

## EXHIBIT A

[Attach IP Description – Mark each page as Confidential]

# INDIface Intellectual Property

Tony Otto, Dynamic DeZigns

INTEGRATED NETWORK DIGITAL IMAGING

July 17, 2010

# 1. Introduction

At the beginning of 2002, Otto recognized the convergence of automatic facial recognition, surveillance, video archiving, and access control toward digital networking and storage. At that time he began the INDI (Integrated Network Digital Imaging) initiative.

Over the last three years, Otto has been developing object detection systems (focused initially on frontal face images) and face recognition systems based upon well established kernel algorithms. The systems including all surrounding methods developed by Otto are together referred to as "INDIface."

The INDIface intellectual property is anticipated to be transferred by Otto to EclipseIR.

# 2. Outside Intellectual Property

The base for INDIface object detection is the Haar Classifier Cascade mechanism provided by the Intel's OpenCV computer vision library (released under the open source BSD license; see http://www.linfo.org/bsdlicense.html). The base for INDIface facial recognition template generation is a C++ implementation by Otto of the Eigenface Java implementation released to the public domain by the US National Institute of Standards and Technology (NIST) and The MathWorks. Eigenface was originally proposed by the 1991 paper by Matthew A. Turk and Alex P. Pentland of MIT Image Labs, titled "Face Recognition using Eigenfaces" (see http://www.cs.ucsb.edu/~mturk/Papers/mturk-CVPR91.pdf). Otto doesn't claim any ownership of these base algorithms, but to the intellectual property surrounding them.

The INDIface libraries and applications are built on a Qt foundation. Qt by Trolltech is a C++ toolkit for cross-platform GUI application development. Qt provides single-source portability across Microsoft Windows, Mac OS X, Linux, all major commercial Unix variants, and embedded Linux. Since being acquired by Nokia, Qt has been released under LGPL v2.1.

Stephen D. Miller of Aim8 Product Development Inc. has pioneered several pieces of intellectual property, known as "Flubber," that have been incorporated into the INDIface implementations. These include height detection, upper and lower clothes color detection, and face skin tone detection. It is anticipated that these intellectual properties will be transferred to EclipseIR at the same time as INDIface intellectual property. Aim8 also owns the FaceDetector and FaceMatcher applications and a custom face detector developed by Otto as work for hire.

# 3. Frontal Face Object Detection

## 3.1. Pre-processing

Allowing the user to specify named regions of interest reduces the area to be scanned for objects. It also allows for faces found in a named area, such as "hall door" or "main gate", to be reported to the user. The areas of the frame to be scanned can also be reduced by removing sections, optionally, that do not contain skin tone or have a very low variance in luminance level. Conversely, the luminance of washed out or dark images can be stretched to facilitate detection of objects.

## 3.2. Detector size calculation

The base object detector only allows you to set the minimum size of a detected object. INDIface detectors also allow a maximum detected object size to be sent. It is difficult for users to estimate expected object sizes in terms of pixels, so INDIface detector also includes the concept of specifying object size by minimum and maximum people across a frame. The minimum object size of an expected face is calculated from the frame width and the specified maximum across and the maximum object size from the minimum across. This capability is also useful when images are scanned from a variety of sizes and in different resolutions.

## 3.3. Custom detector cascades

INDIface has the capability of creating custom face detectors to optimize performance in the target population. For example, custom detectors can be crafted with higher percentages of Asian females, African faces, or even children.

## 3.4. Raw detector grouping

The base object detector returns a list of rectangles of the original frame that "might" contain the desired object. INDIface has several methods with adjustable parameters that can be used to group the raw detections in different ways that can be adjusted for a particular application.

# 4. Face Template Generation

INDIface face template generation process includes pre-processing the detected face image, locating the location of the left and right eye (and optionally other facial features to optimize the eye location process), generating a normalized image with the eyes in fixed locations, and calculating one or more Eigenface vectors based from one or more base faces. Those vectors are collected into a template that can be used to represent the subject's face for searching, matching, and manipulation.

## 4.1. Face scaler

INDIface template generation includes an algorithm to triple or quintuple the size of the detected face if the size falls below certain thresholds. This algorithm includes a filtering mechanism and image enhancement to promote better eye detection and optimize the quality of the computer face template.

## 4.2. Eye finder

The INDIface process sets an expected eye location based upon the size of the detected face and the detector grouping method (above). It contains parameters for scaling the expected eye size and region. Multiple eyes may be detected and the "best" left and right eye locations can be determined. Detection of other facial features, such as nose and mouth, can be used to confirm eye locations. Finally fine adjustments to the best eye locations can be applied to further optimize the generated vectors.

## 4.3. Consistency

INDIface has a concept of face template consistency. It is important to prevent low consistency templates from being included in future searches, because low consistency vectors will match other low consistency vectors of wrong subjects. Similar to the famous GIGO theory, GMG "Garbage Matches Garbage." The eye finding process above it strides to maximize the consistency or minimize the residual image information that can not be encoded by the vectors.

## 4.4. Customization

INDIface has the capability of creating custom Eigenface layers to best match one or more base faces. In this way it can be optimized performance in a target population or to apply the best base face for a particular subject.

# 5. Face Template Matching

## 5.1. Confidence

INDIface also introduces the concept of matching confidence. Many facial recognition systems attempt to absolutely verify the identity of a subject or select an absolute match from an enrollment. They operate like a light switch, a subject either matches or doesn't. One of the benefits of Eigenface-based methods are that they can sort faces by closeness of match. But results are returned in terms of "distance" between vectors. This is counter-intuitive to the user where a smaller number is actually a better match. INDIface returns a "confidence" level of a match between 1 and 999 with 999 being a very, very close match.

Another method to present results to the user would be to weight the results of those meeting a certain minimum confidence level as pieces of pie; the match with the largest piece wins.

## 5.2. Person mode

Eigenface-based methods typically match a subject vector versus a set of enrolled vectors. In other systems, those enrolled vectors do not have an indication that they are verified to be of the same person. With INDIface, we have added the capability of combining multiple search templates, which may themselves contain multiple vectors, to produce better search results. Also, multiple templates, again containing multiple vectors, can be collectively enrolled as the same person. Both multi-template persons and unidentified templates can be mixed in the same template matcher.

The vectors for each person are matched separately against the subject vectors, but the results for the person are combined to strengthen the recognition process. Care has been taken so that multiple matches for a particular person do not overwhelm other good matches. For example, twenty mediocre matches for a person with many templates enrolled should not be considered better than one very good match for a person with a single template enrolled.

However, while multiple subject templates and multiple templates enrolled per person can be used to improve results with INDIface, a single subject template can be used to search enrollments with single templates per person, unlike many other facial recognition systems.

## 5.3. Face sorter

INDIface will provide a mechanism to take a stream of detected faces and group them so that multiple, nearly identical detections of the same person are combined so that the user is presented with a variety of different images of a subject and multiple subjects. When those detected faces are coming from a live or stored video stream, positional information can also be used to group facial images of the same person.

## 5.4. Template database

INDIfaceBase is a database for enrolling templates and collecting enrollments into person records. Each facial image enrollment, each person, and each database are identified by key (an internal unique numeric identifier), id (a unique string identifier, such as passport number and issuer), and description (such as the person's name or a camera identifier, time stamp, and x,y location). Each site can have multiple databases of its own and read access to databases from other sites. A database can only be mastered by one site, but of course a "site" can be a multi-national communication network. An INDIfaceBase can also contain original frames where faces were detected, images cropped to the detected face area, normalized images used for template generation, or other identified images (such as tattoos). INDIface will also provide a method for "grooming" a database to remove or merge multiple, nearly identical templates for the same person.

# 6. Facial Image Collection

The INDIface collection of over one million facial images is used to create custom detectors, base faces, and Eigenface layers and for testing and evaluating all parts of the INDIface technology. Careful classification of facial images by

race, gender, apparent age, and image characteristics will continue. Facial features, such as eye, nose, and mouth locations will continue to be identified and verified to make the collection more valuable. Unlike many other face image datasets which are often based on college students or army tests, the INDIface collection has a lot more than 20-something white males. It has a very high quantity of Asian faces and a good percentage of African faces. We will continue to collect facial images from around the globe.

# 7. Future Object Detection and Recognition

The lessons learned in the perfection of INDIface technology described above can be applied in other areas in the future.

## 7.1. Marketing demographics

By creating characteristic base faces of different genders, races, and age decade, we can use the INDIface process to give an estimate of the demographics of the people in a crowd. This can be used, for example, to tailor digital advertising as the demographics of the audience changes by time of day or day of week.

## 7.2. Face profile

Unlike other systems that require near-perfect, carefully-staged facial images (think passport photos), INDIface will work with images as much as 30 degrees off axis. However, that is not always enough: Often frontal facial images are not available in surveillance applications. We will explore applying INDIface techniques to profile images (75 to 105 degrees) for detection and template generation and matching.

## 7.3. Tattoo matching

## 7.4. Logo recognition

# 8. Other Information

## 8.1. Owner of Intellectual Property

Anthony H. Otto dba Dynamic DeZigns, a California sole proprietorship registered with the county of San Luis Obispo (Business License #...) and the state of California (Sellers Permit #...). Social Security Number for Otto and Employer Identification Number for Dynamic DeZigns are both 548-41-2952.

Address: 205 Lema Drive, Nipomo, CA 93444

Home Phone: (805) 929-6642

Work Phone: (562) 735-3060

Cell Phone: (805) 863-1366